Exhibit 99.1

NOTICE OF REDEMPTION TO THE HOLDERS OF THE

4.75% Notes due 2026

of Fidus Investment Corporation

(CUSIP No. 316500 AB3)*

Redemption Date: November 3, 2025

NOTICE IS HEREBY GIVEN, pursuant to Section 1104 of the indenture, dated as of February 2, 2018 (the “Base Indenture”), by and between Fidus Investment Corporation, a Maryland corporation (the “Company”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association) (the “Trustee), and Section 1.01(h) of the fourth supplemental indenture, dated as of December 23, 2020, by and between the Company and the Trustee (the “Fourth Supplemental Indenture” and together with the Base Indenture, the “Indenture”), that the Company is electing to exercise its option to redeem, in full, the 4.75% Notes due 2026 (the “Notes”). The Company will redeem $100,000,000 in aggregate principal amount of the issued and outstanding Notes on November 3, 2025 (the “Redemption Date”). The redemption price for the Notes equals 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date (the “Redemption Payment”). The aggregate accrued interest on the Notes being redeemed that is payable on the Redemption Date will be approximately $1,227,083.33.

On the Redemption Date, the Redemption Payment will become due and payable to the holders of the Notes (the “Holders”). Interest on the $100,000,000 in principal amount of Notes being redeemed will cease to accrue on and after the Redemption Date. Unless the Company defaults in paying the Redemption Payment with respect to such Notes, the only remaining right of the Holders with respect to such Notes will be to receive payment of the Redemption Payment upon presentation and surrender of such Notes to the Trustee in its capacity as Paying Agent. Notes held in book-entry form will be redeemed and the Redemption Payment with respect to such Notes will be paid in accordance with the applicable procedures of The Depository Trust Company.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Indenture.

Questions relating to this notice of redemption should be directed to U.S. Bank Trust Company, National Association via telephone at 1-800-934-6802. Payment of the Redemption Payment to the Holders will be made upon presentation and surrender of the Notes in the following manner:

If by Mail, Hand or Overnight Mail: U.S. Bank Trust Company, National Association Corporate Trust Services 111 Fillmore Avenue E. St. Paul, MN 55107

*

The CUSIP number has been assigned to this issue by organizations not affiliated with the Company or the Trustee and is included solely for the convenience of the Holders. Neither the Company nor the Trustee shall be responsible for the selection or use of this CUSIP number, nor is any representation made as to the correctness or accuracy of the same on the Notes or as indicated in this Notice of Redemption.

NOTICE

Under U.S. federal income tax law, the Trustee or other withholding agent may be required to backup withhold at a rate of twenty-four percent (24%) on any gross payment to a holder who is not otherwise exempt from backup withholding, such as a corporation, and who fails to provide a taxpayer identification number and other required certifications. To avoid backup withholding, please complete a Form W-9 or an appropriate Form W-8, as applicable, which should be furnished in connection with the presentment and surrender of the Notes called for redemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a holder’s U.S. federal income tax liability provided that such holder timely provides certain required information to the Internal Revenue Service. Holders should consult their tax advisors regarding the withholding and other tax consequences of the redemption.

Fidus Investment Corporation
Dated: October 3, 2025	By:	U.S. Bank Trust Company, National Association, as Trustee and Paying Agent